EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
OCTOBER 20, 2023

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE THIRD QUARTER OF 2023

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the third quarter of 2023 of $2.9 million, or $0.33 per share, compared to $5.5 million, or $0.62 per share, earned in the third quarter of 2022. For the nine months ended September 30, 2023, net income for the Company totaled $8.7 million or $0.97 per share, compared to $14.9 million or $1.64 per share earned in 2022. The decrease in earnings is primarily the result of higher interest expense on deposits and other borrowed funds, offset in part by an increase in interest income on loans. The higher interest expense on deposits is due to an increase in market rates. Since March 1, 2022, The Federal Open Market Committee has increased its target for the federal funds interest rate by 5.25%. The increase in interest income on loans was primarily due to higher rates and growth in the loan portfolio.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net income (in thousands)	$2,924	$5,543	$8,678	$14,881
Earnings per share - basic and diluted	$0.33	$0.62	$0.97	$1.64
Return on average assets	0.55%	1.05%	0.54%	0.93%
Return on average equity	7.60%	13.65%	7.47%	11.15%
Efficiency ratio	75.12%	59.48%	74.27%	60.24%
Net interest margin	2.11%	2.71%	2.21%	2.63%

COMPANY STOCK HIGHLIGHTS (unaudited)

	As of or for the three months ended
	September 30,
Company Stock (ATLO)	2023

Closing price		$16.59
Price range	$16.38	-	$20.32
Book value per common share		16.31
Cash dividend declared		0.27
Dividend yield		6.51

BALANCE SHEET HIGHLIGHTS (unaudited)

	September 30,
(Dollars in thousands)	2023	2022

Assets	$2,154,051	$2,086,939
Loans receivable, net	1,231,893	1,175,247
Deposits	1,828,681	1,873,011
Stockholders' equity	146,640	137,271
Capital ratio	6.81%	6.58%

Third quarter 2023 Results:

Third quarter 2023 loan interest income was $2.9 million higher than third quarter 2022 and was primarily due to higher average interest rates and growth in the loan portfolio. Deposit interest expense increased $4.7 million during this same period due primarily to an increase in market interest rates. Third quarter 2023 net interest income totaled $10.7 million, a decrease of $3.0 million, or 21.8%, compared to the same quarter a year ago. The Company’s net interest margin was 2.11% for the quarter ended September 30, 2023 as compared to 2.71% for the quarter ended September 30, 2022. The net interest margin was 2.20% for the quarter ended June 30, 2023. The decrease in net interest margin was primarily due to an increase in market interest rates on deposits in excess of rate increases on interest-earning assets.

A credit loss benefit of ($274) thousand was recognized in the third quarter of 2023 as compared to a credit loss benefit of ($520) thousand in the third quarter of 2022. Net loan recoveries totaled $4 thousand for the quarter ended September 30, 2023 compared to net loan charge-offs of $3 thousand for the quarter ended September 30, 2022.

Noninterest income for the third quarter of 2023 totaled $2.4 million as compared to $2.3 million in the third quarter of 2022, an increase of 3%.

Noninterest expense for the third quarter of 2023 totaled $9.8 million compared to $9.5 million recorded in the third quarter of 2022, an increase of 3%. The increase is primarily due to higher FDIC assessments and normal increases in salaries and benefits. The efficiency ratio was 75.1% for the third quarter of 2023 as compared to 59.5% in the third quarter of 2022.

Income tax expense for the third quarter of 2023 totaled $597 thousand compared to $1.4 million recorded in the third quarter of 2022. The effective tax rate was 17% and 21% for the quarters ended September 30, 2023 and 2022, respectively. The lower than expected tax rate in 2023 and 2022 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Nine Months 2023 Results:

For the nine months ended September 30, 2023 loan interest income was $8.4 million higher than the first nine months of 2022. The increase is primarily due to higher average rates and growth in the loan portfolio. Taxable securities interest income was $695 thousand higher than 2022 due primarily to increased rates. Deposit interest expense increased $13.3 million during the same period due to an increase in market interest rates. The net interest income for the nine months ended September 30, 2023 totaled $33.7 million, a decrease of $6.8 million, or 16.8%, compared to the same period a year ago. The Company’s net interest margin was 2.21% for the nine months ended September 30, 2023 as compared to 2.63% for the nine months ended September 30, 2022. The decrease in net interest margin was primarily due to an increase in market interest rates on deposits in excess of rate increases on interest-earning assets.

A credit loss expense of $34 thousand was recognized for the nine months ended September 30, 2023 as compared to a credit loss benefit of ($706) thousand for the nine months ended September 30, 2022. Net loan charge-offs totaled $177 thousand for the nine months ended September 30, 2023 compared to net loan charge-offs of $18 thousand for the nine months ended September 30, 2022. The credit loss expense in 2023 was primarily due to charge-offs in the agriculture loan portfolio. The credit loss benefit in the third quarter of 2022 was primarily due to a reduction in specific reserves and an overall improvement in the quality of the loan portfolio.

Noninterest income for the nine months ended September 30, 2023 totaled $6.9 million compared to $7.2 million for the nine months ended September 30, 2022, a decrease of 4%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed.

Noninterest expense for the nine months ended September 30, 2023 totaled $30.1 million compared to $28.7 million for the nine months ended September 30, 2022, an increase of 5%. The increase is primarily due to a wire fraud loss of $523 thousand recorded in the second quarter of 2023 and normal increases in salaries and employee benefits. The efficiency ratio was 74.3% and 60.2% for the nine months ended September 30, 2023 and 2022, respectively.

Income tax expense for the nine months ended September 30, 2023 and 2022 totaled $1.7 million and $4.8 million, respectively. The effective tax rate was 17% and 24% for the nine months ended September 30, 2023 and 2022, respectively. The decrease in income tax expense and higher than expected tax rate in 2022 was due to a $780 thousand adjustment to deferred taxes for the reduction in future Iowa bank franchise tax rates enacted in the second quarter of 2022. The lower than expected tax rate in 2023 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of September 30, 2023, total assets were $2.15 billion, an increase of $67.1 million, as compared to September 30, 2022. The increase in assets is primarily due to interest-bearing deposit and loan growth funded by other borrowings. The increase was offset in part by a decrease in securities available-for-sale due primarily to maturities in the investment portfolio.

Securities available-for-sale as of September 30, 2023 decreased to $736.9 million from $784.0 million as of September 30, 2022. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases. The Company's investment portfolio had an expected duration of 3.64 years as of September 30, 2023.

Net loans as of September 30, 2023 increased to $1.23 billion, as compared to $1.18 billion as of September 30, 2022. The increase was primarily due to an increase in the construction and multi-family real estate loan portfolios. Impaired loans were $14.0 million and $15.0 million as of September 30, 2023 and 2022, respectively.

Effective January 1, 2023, the Company adopted the Financial Instruments – Credit Losses (CECL) accounting guidance. The adoption of this guidance established a single allowance framework for all financial assets carried at amortized cost and certain off-balance sheet credit exposures. The framework requires that management’s estimate reflects credit losses over the full remaining expected life of each credit and considers expected future changes in macroeconomic conditions. The adoption resulted in the recognition on January 1, 2023 of cumulative effect adjustments of $518 thousand related to the allowance for credit losses and $273 thousand related to the liability for off-balance sheet credit exposures. The allowance for credit losses on September 30, 2023 totaled $16.1 million, or 1.29% of loans, compared to $15.9 million, or 1.34% of loans, as of September 30, 2022. The increase in the allowance for credit losses is mainly due to loan growth.

Deposits totaled $1.83 billion as of September 30, 2023, a decrease of 2%, compared to $1.87 billion recorded as of September 30, 2022. The decline in deposits is primarily due to decreases in savings and money market accounts, offset in part by an increase in time deposits as customers continue to seek higher interest rates. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.

Liquid assets of cash on hand, balances due from other banks and interest-bearing deposits in financial institutions for September 30, 2023 totaled $90.1 million. Other sources of liquidity available to the Banks as of September 30, 2023 include available borrowing capacity with the FHLB of $281.6 million and federal funds borrowing capacity at correspondent banks of $111.0 million. The available borrowing capacity represents 21% of total deposits.

The Federal Reserve Board created the Bank Term Funding Program (BTFP) in 2023, offering loans of up to one year in length to banks pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. The BTFP allows for borrowing from the Federal Reserve Bank up to the par value of the pledged collateral and will provide an additional source of liquidity. The Company had $83.3 million borrowed under the BTFP as of September 30, 2023.

The Company’s stockholders’ equity represented 6.8% of total assets as of September 30, 2023 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $146.6 million as of September 30, 2023, compared to $137.3 million as of September 30, 2022. The increase in stockholders’ equity was primarily the result of a decrease in unrealized losses on the investment portfolio and retention of net income in excess of dividends.

Cash Dividend Announcement

On August 9, 2023, the Company declared a quarterly cash dividend on common stock, payable on November 15, 2023 to stockholders of record as of November 1, 2023, equal to $0.27 per share.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2022. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30,	September 30,
	2023	2022
ASSETS
Cash and due from banks	$21,992	$22,944
Interest-bearing deposits in financial institutions and federal funds sold	68,071	6,311
Total cash and cash equivalents	90,063	29,255
Interest-bearing time deposits	9,889	15,410
Securities available-for-sale	736,944	783,967
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	4,000	4,141
Loans receivable, net	1,231,893	1,175,247
Loans held for sale	428	467
Bank premises and equipment, net	21,828	18,155
Accrued income receivable	13,794	12,073
Bank-owned life insurance	3,111	3,036
Deferred income taxes, net	23,206	25,453
Other intangible assets, net	1,543	2,067
Goodwill	12,424	12,424
Other assets	4,928	5,244

Total assets	$2,154,051	$2,086,939

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$371,691	$381,137
Interest-bearing checking	616,382	621,082
Savings and money market	567,461	675,826
Time, $250 and over	74,360	34,955
Other time	198,787	160,011
Total deposits	1,828,681	1,873,011

Securities sold under agreements to repurchase	60,941	41,069
Other borrowings	105,942	27,450
Dividends payable	2,428	2,428
Accrued interest payable	3,561	319
Accrued expenses and other liabilities	5,858	5,391
Total liabilities	2,007,411	1,949,668

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 shares as of September 30, 2023 and 2022.	17,984	17,984
Additional paid-in capital	14,253	14,253
Retained earnings	180,724	177,947
Accumulated other comprehensive (loss)	(66,321)	(72,913)
Total stockholders' equity	146,640	137,271

Total liabilities and stockholders' equity	$2,154,051	$2,086,939

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Interest and dividend income:
Loans, including fees	$14,585	$11,688	$41,657	$33,229
Securities
Taxable	3,152	3,226	9,556	8,861
Tax-exempt	549	641	1,748	1,990
Other interest and dividend income	476	250	1,484	675

Total interest and dividend income	18,762	15,805	54,445	44,755

Interest expense:
Deposits	6,518	1,847	17,214	3,921
Other borrowed funds	1,555	295	3,571	383

Total interest expense	8,073	2,142	20,785	4,304

Net interest income	10,689	13,663	33,660	40,451

Credit loss expense (benefit)	(274)	(520)	34	(706)

Net interest income after credit loss expense (benefit)	10,963	14,183	33,626	41,157

Noninterest income:
Wealth management income	1,157	1,063	3,507	3,589
Service fees	343	348	1,000	1,013
Securities gains, net	28	2	35	37
Gain on sale of loans held for sale	95	137	254	501
Merchant and card fees	404	462	1,249	1,362
Other noninterest income	333	274	884	716

Total noninterest income	2,360	2,286	6,929	7,218

Noninterest expense:
Salaries and employee benefits	5,902	5,731	17,751	17,092
Data processing	1,497	1,494	4,395	4,594
Occupancy expenses, net	671	674	2,273	2,097
FDIC insurance assessments	284	155	803	450
Professional fees	545	431	1,540	1,407
Business development	311	346	975	981
Intangible asset amortization	130	145	388	438
New markets tax credit projects amortization	192	189	575	567
Other operating expenses, net	270	322	1,445	1,091

Total noninterest expense	9,802	9,487	30,145	28,717

Income before income taxes	3,521	6,982	10,410	19,658

Income tax expense	597	1,439	1,732	4,777

Net income	$2,924	$5,543	$8,678	$14,881

Basic and diluted earnings per share	$0.33	$0.62	$0.97	$1.64

Declared dividends per share	$0.27	$0.27	$0.81	$0.81